UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2026

BioXcel Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38410	82-1386754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Long Wharf Drive

New Haven, CT 06511

(Address of principal executive offices) (Zip Code)

(475) 238-6837

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	BTAI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Registered Direct Offering and Warrant Amendment

On March 10, 2026, BioXcel Therapeutics, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with the purchaser named therein (the “Purchaser”). Pursuant to the Purchase Agreement, the Company agreed to issue and sell to the Purchaser and the Purchaser agreed to buy in a registered direct offering (the “Offering”) (i) an aggregate of 2,480,294 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”) and accompanying warrants to purchase up to 2,480,294 shares of Common Stock at a combined offering price of $1.739 per Share and accompanying warrant, and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 2,020,491 shares of Common Stock and accompanying warrants to purchase up to 2,020,491 shares of Common Stock, at a combined offering price of $1.738 per share underlying the Pre-Funded Warrants and accompanying warrant, which equals the offering price per Share and accompanying warrant less the $0.001 exercise price per share of the Pre-Funded Warrants, pursuant to an effective registration statement on Form S-3 (File No. 333-275261), including the base prospectus included therein, and a prospectus supplement filed with the Securities and Exchange Commission on March 10, 2026. The accompanying warrants have an exercise price of $1.614 per share, are immediately exercisable upon issuance, and will expire on the five-year anniversary of the date of issuance (the “Accompanying Warrants”).

The Offering closed on March 11, 2026. The Company received aggregate gross proceeds of approximately $7.8 million, before deducting placement agent fees and estimated offering expenses payable by the Company.

Rodman & Renshaw LLC (the “Placement Agent”) acted as the exclusive placement agent for the Company in connection with the Offering. As compensation in connection with the Offering, the Company agreed to pay the Placement Agent a cash fee equal to 6.0% of the gross proceeds from the Offering, and issue to the Placement Agent or its designees warrants to purchase a number of shares of Common Stock equal to 4.0% of the aggregate number of shares placed in the Offering (180,031 shares), at an exercise price equal to 125% of the offering price per share (or $2.0175 per share), with a term of five years from the commencement of the Offering (the “Placement Agent Warrants”). The Company also agreed to reimburse the Placement Agent for certain expenses in an amount of up to $75,000 and to pay up to $15,950 for clearing and closing expenses.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties and termination provisions.

In connection with the Offering, pursuant to the terms of a Warrant Amendment Agreement, dated as of March 10, 2026 (the “Warrant Amendment Agreement”), the exercise price of certain outstanding warrants issued on March 27, 2024 and November 25, 2024 to purchase up to an aggregate of 1,385,083 shares of Common Stock held by the Purchaser was reduced to $1.614 per share, equal to the exercise price of the Accompanying Warrants issued in the Offering, and the term of such warrants was extended to five years following the closing date of the Offering. The investor paid approximately $173,135 in exchange for the reduction in exercise price and the extension of the term of these warrants. We paid the Placement Agent a cash fee of 6.0% of the gross proceeds paid for the warrant amendment.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The foregoing descriptions of the Purchase Agreement, the Warrant Amendment Agreement, the Accompanying Warrants, the Pre-Funded Warrants and the Placement Agent Warrants are qualified in their entirety by reference to the Purchase Agreement, the Form of Accompanying Warrant, the Form of Pre-Funded Warrant, and the Form of Placement Agent Warrant, which are filed as Exhibit 10.1, Exhibit 10.2, Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

A copy of the opinion of Honigman LLP relating to the validity of the shares of Common Stock, the Accompanying Warrants, the Placement Agent Warrants, and the Pre-Funded Warrants is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Accompanying Warrant
4.2	Form of Pre-Funded Warrant
4.3	Form of Placement Agent Warrant
5.1	Opinion of Honigman LLP
10.1	Securities Purchase Agreement dated as of March 10, 2026, between BioXcel Therapeutics, Inc. and each purchaser identified therein.
10.2	Warrant Amendment Agreement, dated as of March 10, 2026
23.1	Consent of Honigman LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (Embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2026	BIOXCEL THERAPEUTICS, INC.

	By:	/s/ Richard Steinhart
Richard Steinhart
Chief Financial Officer